Exhibit 10.2

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement”) is made and given as of May 30, 2007 by TRAVELCENTERS OF AMERICA LLC, a Delaware limited liability company (the “Guarantor”), for the benefit of HPT PSC PROPERTIES TRUST, a Maryland real estate investment trust and HPT PSC PROPERTIES LLC, a Maryland limited liability company (collectively, the “Landlord”).

W I T N E S S E T H :

WHEREAS, pursuant to a Lease Agreement, dated as of the date hereof (the “Lease”), the Landlord has agreed to lease to Petro Stopping Centers, L.P., a subsidiary of the Guarantor (the “Tenant”), and the Tenant has agreed to lease from the Landlord, certain real property, together with certain related improvements and other property, as more particularly described in the Lease; and

WHEREAS, it is a condition precedent to the Landlord’s entering into the Lease that the Guarantor guarantees all of the payment and performance obligations of the Tenant with respect to the Lease; and

WHEREAS, the transactions contemplated by the Lease are of direct material benefit to the Guarantor;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.             Certain Terms.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Lease.

2.             Guaranteed Obligations.  For purposes of this Agreement, the term “Guaranteed Obligations” shall mean the payment and performance of each and every obligation of the Tenant to the Landlord under the Lease or relating thereto, whether now existing or hereafter arising, and including, without limitation, the payment of the full amount of the Rent payable under the Lease.

3.             Representations and Covenants.  The Guarantor represents, warrants, covenants, and agrees that:

3.1  Performance of Covenants and Agreements.  The Guarantor hereby agrees to take all lawful action in its power to cause the Tenant duly and punctually to perform all of the covenants and agreements set forth in the Lease.

3.2  Validity of Agreement.  The Guarantor has duly and validly executed and delivered this Agreement; this Agreement constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be subject to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and subject to general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity; and the execution, delivery and performance of this Agreement have been duly authorized by all requisite action of the Guarantor and such execution, delivery and performance by the Guarantor will not result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, note, other evidence of indebtedness, agreement or other instrument to which it may be a party or by which it or any of its property or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court or any order or other public regulation of any governmental commission, bureau or administrative agency.

3.3  Payment of Expenses.  The Guarantor agrees, as principal obligor and not as guarantor only, to pay to the Landlord forthwith, upon demand, in immediately available federal funds, all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred or expended by the Landlord in connection with the enforcement of this Agreement, together with interest on amounts recoverable under this Agreement from the time such amounts become due until payment at the Overdue Rate.  The Guarantor’s covenants and agreements set forth in this Section 3.3 shall survive the termination of this Agreement.

3.5  Notices.  The Guarantor shall promptly give notice to the Landlord of any event known to it which might reasonably result in a material adverse change in its financial condition.

3.6  Reports.  The Guarantor shall promptly provide to the Landlord each of the financial reports, certificates and other documents required of it under the Lease.

3.7  Books and Records.  The Guarantor shall at all times keep proper books of record and account in which full, true and correct entries shall be made of its transactions in accordance with generally accepted accounting principles and shall set aside on its books from its earnings for each fiscal year all such proper reserves, including reserves for depreciation, depletion, obsolescence and amortization of its properties during such fiscal year, as shall be required in accordance with generally accepted accounting principles, consistently applied, in connection with its business.  The Guarantor shall permit access by the Landlord and its agents to the books and records maintained by the Guarantor during normal business hours and upon reasonable notice.  The Landlord shall treat any non-public information which it receives from the Guarantor pursuant to this Agreement as confidential.

3.8  Taxes, Etc.  The Guarantor shall pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon the Guarantor or the income of the Guarantor or upon any of the property, real, personal or mixed, of the Guarantor, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon any property and result in a material adverse change in the financial condition of the Guarantor; provided, however, that the Guarantor shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted and if the Guarantor shall have set aside on its books such reserves of the Guarantor, if any, with respect thereto as are required by generally accepted accounting principles.

3.9  Legal Existence of the Guarantor.  The Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.

3.10  Compliance.  The Guarantor shall use reasonable business efforts to comply in all material respects with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to environmental, safety and other similar standards or controls).

3.11  Insurance.  The Guarantor shall maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by owners of established reputation engaged in the same or similar businesses and similarly situated, in such amounts and by such methods as shall be customary for such owners and deemed adequate by the Guarantor.

3.12  Financial Statements, Etc.  The financial statements previously delivered to the Landlord by the Guarantor, if any, fairly present the financial condition of the Guarantor in accordance with generally accepted accounting principles consistently applied and there has been no material adverse change from the date thereof through the date hereof.

3.13  No Change in Control.  The Guarantor shall not permit the occurrence of any direct or indirect Change in Control of the Tenant or of the Guarantor.

4.             Guarantee.  The Guarantor hereby unconditionally guarantees that the Guaranteed Obligations which are monetary obligations shall be paid in full when due and payable, whether upon demand, at the stated or accelerated maturity thereof pursuant to the Lease, or otherwise, and that the Guaranteed Obligations which are performance obligations shall be fully performed at the times and in the manner such performance is required by the Lease.  With respect to the Guaranteed Obligations which are monetary obligations, this guarantee is a guarantee of payment and not of collectibility and is absolute and in no way conditional or contingent.  In case any part of the Guaranteed Obligations shall not have been paid when due and payable or performed at the time performance is required, the Guarantor shall, within five (5) Business Days after receipt of notice from the Landlord, pay or cause to be paid to the Landlord the amount thereof as is then due and payable and unpaid (including interest and other charges, if any, due thereon through the date of payment in accordance with the applicable provisions of the Lease) or perform or cause to be performed such obligations in accordance with the Lease.

5.             Unenforceability of Guaranteed Obligations, Etc.  If the Tenant is for any reason under no legal obligation to discharge any of the Guaranteed Obligations (other than because the same have been previously discharged in accordance with the terms of the Lease), or if any other moneys included in the Guaranteed Obligations have become unrecoverable from the Tenant by operation of law or for any other reason, including, without limitation, the invalidity or irregularity in whole or in part of any Guaranteed Obligation or of the Lease or any limitation on the liability of the Tenant thereunder not contemplated by the Lease or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever, the guarantees contained in this Agreement shall nevertheless remain in full force and effect and shall be binding upon the Guarantor to the same extent as if the Guarantor at all times had been the principal debtor on all such Guaranteed Obligations.

6.             Additional Guarantees.  This Agreement shall be in addition to any other guarantee or other security for the Guaranteed Obligations and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guarantee or security or by any waiver, amendment, release or modification thereof.

7.             Consents and Waivers, Etc.  The Guarantor hereby acknowledges receipt of correct and complete copies of the Lease, and consents to all of the terms and provisions thereof, as the same may be from time to time hereafter amended or changed in accordance with the terms and conditions thereof, and, except as otherwise provided herein, to the maximum extent permitted by applicable law, waives (a) presentment, demand for payment, and protest of nonpayment, of any of the Guaranteed Obligations, (b) notice of acceptance of this Agreement and of diligence, presentment, demand and protest, (c) notice of any default hereunder and any default, breach or nonperformance or Event of Default under any of the Guaranteed Obligations or the Lease, (d) notice of the terms, time and place of any private or public sale of collateral (if any) held as security for the Guaranteed Obligations, (e) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies against the Tenant or any other guarantor of the Guaranteed Obligations, under or pursuant to the Lease, or any agreement directly or indirectly relating thereto and any requirements of diligence or promptness on the part of the holders of the Guaranteed Obligations in connection therewith, and (f) any and all demands and notices of every kind and description with respect to the foregoing or which may be required to be given by any statute or rule of law and any defense of any kind which it may now or hereafter have with respect to this Agreement, or the Lease or the Guaranteed Obligations (other than that the same have been discharged in accordance with the Lease).

8.             No Impairment, Etc.  The obligations, covenants, agreements and duties of the Guarantor under this Agreement shall not be affected or impaired by any assignment or transfer in whole or in part of any of the Guaranteed Obligations without notice to the Guarantor, or any waiver by the Landlord of any of the Guaranteed Obligations or of the performance or observance by the Tenant or any other guarantor of any of the agreements, covenants, terms or conditions contained in the Guaranteed Obligations or the Lease or any indulgence in or the extension of the time for payment by the Tenant or any other guarantor of any amounts payable under or in connection with the Guaranteed Obligations or of the time for performance by the Tenant or any other guarantor of the Guaranteed Obligations or the extension or renewal thereof (except that with respect to any extension of time for payment or performance of any of the Guaranteed Obligations granted by the Landlord to the Tenant, the Guarantor’s obligations to pay or perform such Guaranteed Obligation shall be subject to the same extension of time for performance), or the modification or amendment (whether material or otherwise) of the Lease or any of the Guaranteed Obligations, or the voluntary or involuntary sale or other disposition of all or substantially all the assets of the Tenant or any other guarantor or insolvency, bankruptcy, or other similar proceedings affecting the Tenant or any other guarantor or any assets of the Tenant or any such other guarantor, or the release or discharge of the Tenant or any such other guarantor from the performance or observance of the Guaranteed Obligations, without the consent of the Landlord, by operation of law, or any other cause, whether similar or dissimilar to the foregoing.

9.             Reimbursement, Subrogation, Etc.  The Guarantor hereby covenants and agrees that it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against the Tenant (or any other person against whom the Landlord may proceed) with respect to the Guaranteed Obligations prior to the payment in full of all amounts owing with respect to the Lease, and until all such amounts shall have been paid in full, the Guarantor shall have no right of subrogation, and the Guarantor waives any defense it may have based upon any election of remedies by the Landlord which destroys its subrogation rights or its rights to proceed against the Tenant for reimbursement, including, without limitation, any loss of rights the Guarantor may suffer by reason of any rights, powers or remedies of the Tenant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the indebtedness to the Landlord.  Until all Guaranteed Obligations shall have been paid and performed in full, the Guarantor further waives any right to enforce any remedy which the Landlord now has or may in the future have against the Tenant, any other guarantor or any other person and any benefit of, or any right to participate in, any security whatsoever now or in the future held by the Landlord.

10.           Defeasance.  This Agreement shall terminate at such time as the Guaranteed Obligations have been paid and performed in full and all other obligations of the Guarantor to the Landlord under this Agreement have been satisfied in full; provided, however, if at any time, all or any part of any payment applied on account of the Guaranteed Obligations is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Tenant), this Agreement, to the extent such payment is or must be rescinded or returned, shall be deemed to have continued in existence notwithstanding any such termination.

11.           Notices.  (a)  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)  All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)  All such notices shall be addressed,

if to the Landlord to the Landlord:

c/o Hospitality Properties Trust

400 Centre Street

Newton, Massachusetts  02458

Attn:  Mr. John G. Murray

Telecopier No. (617) 969-5730

if to the Guarantor to:

TravelCenters of America LLC

24601 Center Ridge Road

Westlake, Ohio  44145

Attn:  Mr. Thomas M. O’Brien

Telecopier No. (440)808-3301

(d)  By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

12.           Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, including, without limitation, the holders, from time to time, of the Guaranteed Obligations; and all representations, warranties, covenants and agreements by or on behalf of the Guarantor which are contained in this Agreement shall inure to the benefit of the Landlord’s successors and assigns, including, without limitation, said holders, whether so expressed or not.

13.           Applicable Law.  Except as to matters regarding the internal affairs of the Landlord and issues of or limitations on any personal liability of the shareholders and trustees or directors of the Landlord for obligations of the Landlord, as to which the laws of the State of Maryland shall govern, this Agreement, the Lease and any other instruments executed and delivered to evidence, complete or perfect the transactions contemplated hereby and thereby shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (i) where any such instrument is executed or delivered; or (ii) where any payment or other performance required by any such instrument is made or required to be made; or (iii) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than The Commonwealth of Massachusetts; or (vii) any combination of the foregoing. Notwithstanding the foregoing, the laws of the State shall apply to the perfection and priority of liens upon and the disposition of any Property.

14.           Arbitration.  The Landlord, on the one hand, or the Guarantor, on the other hand, may elect to submit to arbitration any dispute hereunder that has an amount in controversy in excess of $250,000.  Any such dispute shall be conducted in Boston, Massachusetts and be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining and the decision of the arbitrators with respect to such dispute shall be binding, final and conclusive on all of the parties.

In the event that any such dispute is submitted to arbitration hereunder, the Landlord, on the one hand, and the Guarantor, on the other hand, shall each appoint and pay all fees of a fit and impartial person as arbitrator with at least ten (10) years’ recent professional experience in the general subject matter of the dispute.  Notice of such appointment shall be sent in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within thirty (30) days after the appointment of the second arbitrator upon the matter so submitted, shall appoint a third arbitrator.  If either the Landlord or the Guarantor shall fail to appoint an arbitrator as aforesaid for a period of twenty (20) days after written notice from the other party to make such appointment, then the arbitrator appointed by the party having made such appointment shall appoint a second arbitrator and the two (2) so appointed shall, in the event of their failure to agree upon any decision within thirty (30) days thereafter, appoint a third arbitrator.  If such arbitrators fail to agree upon a third arbitrator within forty five (45) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ recent professional experience as to the subject matter in question.  The fees of the third arbitrator and the expenses incident to the proceedings shall be borne equally between the Landlord and the Guarantor, unless the arbitrators decide otherwise.  The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

The decision of the arbitrators shall be rendered within thirty (30) days after appointment of the third arbitrator.  Such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to Landlord and one to the Guarantor.  A judgment of a court of competent jurisdiction may be entered upon the award of the arbitrators in accordance with the rules and statutes applicable thereto then obtaining.

15.           Modification of Agreement.  No modification or waiver of any provision of this Agreement, nor any consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Landlord, and such modification, waiver or consent shall be effective only in the specific instances and for the purpose for which given.  No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstances.  This Agreement may not be amended except by an instrument in writing executed by or on behalf of the party against whom enforcement of such amendment is sought.

16.           Waiver of Rights by the Landlord.  Neither any failure nor any delay on the Landlord’s part in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

17.           Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, but this Agreement shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

18.           Entire Contract.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

19.           Headings; Counterparts.  Headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

20.           Remedies Cumulative.  No remedy herein conferred upon the Landlord is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

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WITNESS the execution hereof under seal as of the date above first written.

TRAVELCENTERS OF AMERICA LLC

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
President and
Chief Executive Officer